Exhibit 10.205

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013	ROYAL BANK OF CANADA 200 VESEY STREET NEW YORK, NEW YORK 10281	GOLDMAN SACHS BANK USA 200 WEST ST. NEW YORK, NY 10282

BARCLAYS 745 SEVENTH AVENUE NEW YORK, NEW YORK 10019	SUMITOMO MITSUI BANKING CORPORATION 277 PARK AVENUE NEW YORK, NY 10172	FIFTH THIRD BANK 38 FOUNTAIN SQUARE PLAZA CINCINNATI, OH 45263

CREDIT SUISSE SECURITIES (USA) LLC ELEVEN MADISON AVENUE NEW YORK, NY 10010	CREDIT SUISSE AG ELEVEN MADISON AVENUE NEW YORK, NY 10010	TD SECURITIES (USA) LLC 31 WEST 52ND STREET NEW YORK, NY 10019

TORONTO DOMINION (TEXAS) LLC 31 WEST 52ND STREET NEW YORK, NY 10019	WELLS FARGO SECURITIES, LLC 550 S. TRYON STREET CHARLOTTE, NC 28202	WELLS FARGO BANK, NATIONAL ASSOCIATION 550 S. TRYON STREET CHARLOTTE, NC 28202

October 30, 2014

Endo Limited
33 Fitzwilliam Square
Dublin 2 Ireland
Attention: Suketu P. Upadhyay,
Executive Vice President and
Chief Financial Officer

Project Avalon
Amended and Restated Commitment Letter
Ladies and Gentlemen:
This Amended and Restated Commitment Letter (this Amended and Restated Commitment Letter, together with Exhibits A, B and C attached hereto, this “Commitment Letter”) amends, restates and supersedes that certain Commitment Letter, dated as of October 8, 2014 (the “Original Commitment Letter”), between Endo Limited, a private limited company incorporated under the laws of Ireland and a wholly-owned direct subsidiary of the Parent (as defined in Exhibit B attached hereto) (the “Company” or “you”) and Citi (as defined below). You have advised Citi, Royal Bank of Canada (“RBC”), Goldman Sachs Bank USA (“GS”), Barclays Bank PLC (“Barclays”), Sumitomo Mitsui Banking Corporation (“SMBC”), Fifth Third Bank (“Fifth Third”), Credit Suisse Securities (USA) LLC (“CS Securities”) and Credit Suisse AG (acting through such of its branches or affiliates as it deems appropriate, “CS”, and, together with CS Securities and their respective affiliates, “Credit Suisse”), TD Securities (USA) LLC and Toronto Dominion (Texas)

Exhibit 10.205

LLC (together, “TD”) and Wells Fargo Securities, LLC (“WFS”) and Wells Fargo Bank, National Association (“WFB”, and, together with WFS, “Wells”) (Citi, RBC, GS, Barclays, SMBC, Fifth Third, CS, TD and WFB, each an “Initial Lender” and, collectively, the “Initial Lenders”, and the Initial Lenders together with the Lead Arrangers (as defined below) and the Co-Managers (as defined below), each an “Agent” and, collectively, the “Agents”, “we”, or “us”) that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheet referred to below).
For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.
1.     Commitments.
In connection with the foregoing, each of the Initial Lenders is pleased to advise you of its commitment to provide and hereby commits to provide the relevant percentage of the principal amount of the Incremental Term Loan B Credit Facility (as defined in Exhibit A hereto) set forth next to its name in the table below (collectively, the “Commitments”) on a several, and not joint basis:

Initial Lender	Commitment Percentage
Citi	22.5%
RBC	22.5%
GS	10.0%
Barclays	7.5%
SMBC	7.5%
Fifth Third	7.5%
CS	7.5%
TD	7.5%
WFB	7.5%
Total	100%

in each case, upon the terms set forth in this letter and in the Summary of Principal Terms attached hereto as Exhibit B (the “Term Sheet”), and subject only to the conditions set forth in Section 5 of this letter and in the Conditions Precedent attached hereto as Exhibit C.
2.     Titles and Roles.
You hereby appoint (i) Citi to act, and Citi hereby agrees to act, as syndication agent and (ii) each of Citi, RBC and GS (each, in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”) to act, and each of the Lead Arrangers hereby agrees to act, as a joint lead arranger and joint book-running manager for the Incremental Term Loan B Credit Facility, and (iii) each of Barclays, SMBC, Fifth Third, CS Securities, TD and WFS (each, in such capacity, a “Co-Manager”

Exhibit 10.205

and, together, the “Co-Managers”) to act, and the Co-Managers agree to act, as Co-Managers for the Incremental Term Loan B Credit Facility, in each case, on an exclusive basis in connection with the proposed arrangement and subsequent syndication (as applicable) of the Incremental Term Loan B Credit Facility. Citi, the Lead Arrangers and the Co-Managers will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.
You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below or established as of the date hereof under or with respect to the Existing Credit Agreement (as defined in Exhibit B)) will be paid in connection with obtaining the Incremental Term Loan B Credit Facility unless you and we shall so agree.
The parties hereto agree that (i) Citi will have “left lead” placement in any and all marketing materials or other documentation used in connection with the Incremental Term Loan B Credit Facility (and equivalent ranking for league table purposes), (ii) Citi shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the Incremental Term Loan B Credit Facility and (iii) each Lead Arranger shall be entitled to receive league table credit for its role as “lead arranger” and “book-running manager” for the Incremental Term Loan B Credit Facility.
3.     Syndication.
We reserve the right, prior to and/or after the execution of definitive documentation for the Incremental Term Loan B Credit Facility (the “Credit Documentation”), in consultation with you, subject to the terms of Section 10 hereof, to syndicate all or a portion of our commitments with respect to the Incremental Term Loan B Credit Facility to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you pursuant to a syndication to be managed by the Lead Arrangers in consultation with you; provided that, notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Loan B Credit Facility and receive commitments with respect thereto, the final determination of the Lenders, any roles awarded and allocations will be subject to your consent. Notwithstanding the foregoing, the Agents will not syndicate or otherwise assign any portion of a commitment hereunder or under the Incremental Term Loan B Credit Facility, or participate any portion of a commitment hereunder in respect of the Incremental Term Loan B Credit Facility, to those persons that are (i) competitors of you or your subsidiaries or the Acquired Business or its subsidiaries, identified in writing by you to the Lead Arrangers from time to time (it being understood that notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder or under the Incremental Term Loan B Credit Facility that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations), (ii) such other persons identified in writing by you to the Lead Arrangers on or prior to October 8, 2014, or (iii) affiliates (other than, with respect to clause (i) only, any affiliate of a competitor that is a bona fide debt fund or other investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course) of any persons identified pursuant to clauses (i) or (ii) clearly identifiable by name (collectively, (i) through (iii), the “Disqualified Institutions”). All

Exhibit 10.205

aspects of the primary syndication of the Incremental Term Loan B Credit Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) the Lead Arrangers (in each case in consultation with you).

We intend to commence our syndication efforts with respect to the Incremental Term Loan B Credit Facility promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”), you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to the Lead Arrangers. Such assistance shall include, during the Syndication Period, (i) your using commercially reasonable efforts to ensure that the Lead Arrangers’ syndication and marketing efforts benefit materially from your existing lending and investment banking relationships, (ii) direct contact between appropriate members of your senior management, representatives and advisors (and your using commercially reasonable efforts to cause direct contact between appropriate members of the Target’s senior management, representatives and advisors), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and places reasonably requested by the Lead Arrangers, (iii) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Target) in the preparation of a Confidential Information Memorandum for the Incremental Term Loan B Credit Facility and other customary marketing materials to be used in connection with the syndication by providing information and other customary materials reasonably requested by the Lead Arrangers in connection therewith for delivery to potential syndicate members and participants, including, without limitation, a financial model regarding the future performance of the Parent, the Company, the Target and your and its respective subsidiaries, which shall be Private Lender Information (as defined below), (iv) the hosting, with the Lead Arrangers, of one or more meetings or conference calls with prospective Lenders at reasonable times and locations to be mutually agreed and (v) your using commercially reasonable efforts to obtain, prior to the launch of the syndication of the Incremental Term Loan B Credit Facility, public ratings (but no specific ratings) for the Incremental Term Loan B Credit Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the Lux Borrower from S&P and a public corporate family rating (but no specific rating) of the Lux Borrower from Moody’s. Prior to the earlier of (x) 60 days after the Closing Date and (y) the later of (i) the Successful Syndication of the Incremental Term Loan B Credit Facility and (ii) the Closing Date, you agree that there will not be any announcement, issuance, offering, placement or arrangement of any competing debt securities or commercial bank or other credit facilities (including refinancings and renewals of debt but excluding the Incremental Term Loan B Credit Facility, any Senior Notes (as defined in Exhibit A) issued in lieu of a portion of the Incremental Term Loan B Credit Facility on a dollar-for-dollar basis, any receivables financings, any acquisition-related indebtedness (including indebtedness related to the acquisition of products or product lines or the licensing of products) in an aggregate amount not to exceed $500 million, any indebtedness related to liability associated with mesh products, any ordinary course letter of credit facilities, local facilities, capital leases, financial leases, hedging and cash management and purchase money and equipment financings, any amendment, extension, replacement, refinancing or renewal of, or increase in commitments under, the Existing Credit Agreement or the Company’s existing senior

Exhibit 10.205

notes and any debt incurred in the ordinary course of business to the extent permitted by the Acquisition Agreement or the Credit Documentation) by or on behalf of the Company or any of its subsidiaries or affiliates, in each case that could reasonably be expected to materially and adversely affect the syndication of the Incremental Term Loan B Credit Facility without the prior written consent of the Lead Arrangers (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would waive any attorney-client privilege or violate any law, rule or regulation, or any obligation of confidentiality binding you, the Company or any of your or its respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arrangers. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Incremental Term Loan B Credit Facility on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Incremental Term Loan B Credit Facility shall constitute a condition to the commitments hereunder or the funding of the Incremental Term Loan B Credit Facility on the Closing Date.

You hereby acknowledge that, subject to the confidentiality obligations contained herein, (i) the Agents will make available Information (as defined below) and estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Parent, the Company, the Target and your and its respective subsidiaries (collectively, the “Projections”), and the documentation relating to the Incremental Term Loan B Credit Facility referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems on a confidential basis in accordance with the Lead Arrangers’ standard syndication practices and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Company, the Target and their respective subsidiaries or securities). You agree, at the request of the Lead Arrangers and subject to the requirements of applicable law, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Incremental Term Loan B Credit Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Parent, the Company, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).
It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any material non-public information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof

Exhibit 10.205

and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Incremental Term Loan B Credit Facility will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You agree that, after you have been given a reasonable opportunity to review such documents, the following documents will contain solely Public Lender Information (unless you notify us that any such document contains Private Lender Information): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocation, if any, and funding and closing memoranda), in each case to the extent approved by you prior to distribution; and (z) notification of changes in the terms of the Incremental Term Loan B Credit Facility.
4.     Information.
You represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) no written information which has been or is hereafter furnished to the Agents and the Lenders by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, estimates, other forward-looking information and information of a general economic or general industry nature) (such information being referred to herein collectively as the “Information”) contained (or, in the case of Information furnished after the date hereof, will contain when furnished), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein, in light of the circumstances under which they were (or hereafter are) made, not misleading (when taken as a whole and after giving effect to all supplements and updates thereto) and (b) the Projections, estimates and other forward-looking information that have been or will be made available to the Agents and the Lenders by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections, estimates and other forward-looking information are made available to the Agents, it being recognized by the Agents that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the later of (i) the Successful Syndication of the Incremental Term Loan B Credit Facility and (ii) the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect (to the best of your knowledge as to Information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations and warranties will be (to the best of your knowledge as to Information relating to the Acquired Business) correct in all material respects under those circumstances (provided that no update of the Projections will be required

Exhibit 10.205

under this paragraph after the Closing Date). The accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Incremental Term Loan B Credit Facility on the Closing Date. You understand that, in arranging and syndicating the Incremental Term Loan B Credit Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.     Conditions Precedent.
Each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, are subject solely to (a)(i) except as disclosed in the applicable section or subsection of the Auxilium Disclosure Letter (as defined in the Acquisition Agreement) (it being agreed that disclosure of any item in any section or subsection of the Auxilium Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Auxilium Disclosure Letter only to the extent the relevance of such item to such other section or subsection is reasonably apparent on its face) or the Auxilium Public Disclosure Record (as defined in the Acquisition Agreement) (other than any disclosure contained under the captions “Risk Factors” or “Forward Looking Statements” or similar captions and any other disclosure contained therein that is predictive, cautionary or forward-looking in nature), no Target Material Adverse Effect (as defined below) having occurred between January 1, 2014 and October 8, 2014 and (ii) no Target Material Adverse Effect having occurred since October 8, 2014 and (b) the conditions set forth in Exhibit C attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Incremental Term Loan B Credit Facility shall occur).

For purposes hereof, “Target Material Adverse Effect” means (with capitalized terms used in this definition and not otherwise defined in this Commitment Letter having the meanings assigned thereto in the Acquisition Agreement), in connection with Auxilium, any result, fact, change, effect, event, circumstance, occurrence or development that, individually or in the aggregate with all other adverse results, facts, changes, effects, events, circumstances, occurrences or developments, has or would reasonably be expected to have, a material and adverse effect on (i) the business, operations, results of operations or condition (financial or otherwise) of Auxilium and its Subsidiaries, taken as a whole or (ii) the ability of Auxilium or its Subsidiaries to perform its covenants or obligations under the Acquisition Agreement or to consummate the transactions contemplated by the Acquisition Agreement; provided, however, that, subject to the immediately succeeding proviso, any result, fact, change, effect, event, circumstance, occurrence or development shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Target Material Adverse Effect to the extent that such result, fact, change, effect, event, circumstance, occurrence or development arises out of or results from:

(a)	changes, developments or conditions in or relating to general international, political, economic or financial or capital market conditions or political, economic or financial or

Exhibit 10.205

capital market conditions in any jurisdiction in which Auxilium or any of its Subsidiaries operates or carries on business;

(b)
changes, developments or conditions resulting from any act of sabotage or terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of sabotage, terrorism, hostilities or war;

(c)	any natural disaster;

(d)	changes or developments in or relating to currency exchange or interest rates;

(e)	changes or developments affecting the pharmaceutical industry in general;

(f)
any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other change after the date of the Acquisition Agreement in applicable United States or foreign, federal, state or local Law (other than Orders against Auxilium or a Subsidiary thereof) or U.S. GAAP or interpretations thereof, including (x) the rules, regulations and administrative policies of the FDA or interpretations thereof and (y) any health reform statutes, rules or regulations or interpretations thereof;

(g)
except for purposes of Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d) of the Acquisition Agreement, changes resulting from compliance with the terms and conditions of the Acquisition Agreement or from the announcement or pendency of the transactions contemplated by the Acquisition Agreement;

(h)	any actions taken (or omitted to be taken) by Auxilium upon the express written request of any Endo Party that is reasonably acceptable to Citi;

(i)
(A) any changes in the share price or trading volume of Auxilium Shares or the credit rating or in any analyst’s recommendation with respect to Auxilium or (B) any failure of Auxilium to meet projections, guidance, milestones, forecasts or published financial or operating predictions or measures (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless expressly excluded by another clause of this definition, may constitute and/or may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur);

(j)	any litigation arising from or relating to the Merger or the other transactions contemplated by the Acquisition Agreement; or

(k)	to the extent described on Section 1.1(b) of the Auxilium Disclosure Letter;
provided, however, that the effect of the changes or developments described in clauses (a) through (f) above shall not be excluded to the extent that any of the changes or developments referred to therein disproportionately adversely affect Auxilium and its Subsidiaries, taken as a whole, in comparison to other Persons who operate in the same industry as Auxilium and its Subsidiaries.

Exhibit 10.205

Notwithstanding anything set forth in this Commitment Letter, the Term Sheet, the Fee Letter (as defined below) or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Incremental Term Loan B Credit Facility on the Closing Date shall be (x) such of the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right (determined without regard to any notice requirement) to terminate your (or your affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation (as defined in Exhibit B) shall be in a form such that they do not impair the availability of the Incremental Term Loan B Credit Facility on the Closing Date if the Funding Conditions are satisfied (it being understood that (I) to the extent a security interest in any Collateral that is being acquired as part of the Acquisition (including the creation or perfection of any security interest that is being acquired as part of the Acquisition) referred to in the Term Sheet may not be perfected by (A) the filing of a UCC or Personal Property Security Act (or equivalent statute in the applicable Canadian provinces) financing statement, or (B) taking delivery and possession of a stock certificate of each Borrower and each direct and indirect holding company thereof (other than the Parent and the Company), as well as each material direct or indirect wholly-owned domestic or Canadian restricted subsidiary of the Lux Borrower (provided that such certificates of the Target and its material wholly-owned domestic restricted subsidiaries will be required to be delivered on the Closing Date only to the extent received from Target after your use of commercially reasonable efforts to do so) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Incremental Term Loan B Credit Facility on the Closing Date but, instead, may be accomplished within 60 days thereafter (or such longer period after the Closing Date reasonably acceptable to Citi) and (II) nothing in preceding clause (ii) shall be construed to limit the applicability of the individual Funding Conditions expressly set forth herein). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers set forth in the Term Sheet relating to legal existence, corporate power and authority of the Borrowers relating to the entering into and performance of the Credit Documentation, the due authorization, execution and delivery by the Borrowers and validity and enforceability of the Credit Documentation against the Borrowers, no conflicts with or violations of organizational documents of the Borrowers, the Existing Credit Agreement or the indentures governing the Company’s existing senior notes, use of proceeds in compliance with margin regulations, the Investment Company Act of 1940, as amended, solvency of the Borrowers, the Company, the Target and their respective subsidiaries on a consolidated basis as of the Closing Date (after giving pro forma effect to the Transaction), PATRIOT Act, use of proceeds in compliance with FCPA laws and OFAC/anti-terrorism laws (to the extent applicable) and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence (and subject to permitted liens), the creation, validity, perfection and priority of the security

Exhibit 10.205

interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.
6.     Fees.
As consideration for each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Incremental Term Loan B Credit Facility or any agency fee letters related to the Incremental Term Loan B Credit Facility (collectively, the “Fee Letter”).
7.     Expenses; Indemnification.
To induce the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, in connection with the Incremental Term Loan B Credit Facility (which in the case of legal fees and expenses shall be limited to the reasonable fees and expenses of (x) the primary counsel acting for the Agents, which shall be Latham & Watkins LLP, (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the sole judgment of the Lead Arrangers and (z) in the case of an actual conflict of interest, where the Indemnified Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, another firm of counsel for such affected Indemnified Person) of the Agents and their affiliates arising in connection with the Incremental Term Loan B Credit Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse such Agent and its respective affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Incremental Term Loan B Credit Facility are made available or the Credit Documentation is executed.
You further agree to indemnify and hold harmless each Agent and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Incremental Term Loan B Credit Facility (each, a “Co-Agent”), each Initial Lender, each Lender which is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, employee, representative and advisor of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, each Initial Lender, each Co-Agent Lender and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual conflict of interest, where the Indemnified Person affected by such conflict informs the Company of such conflict and thereafter

Exhibit 10.205

retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach in bad faith by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Parties (other than disputes brought against them in their capacities as Co-Agents) and not arising from any act or omission by the Company or any of its affiliates.
No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof, in each case other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.
You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it would be reasonable to withhold consent if such settlement, compromise or consent does not fulfill the criteria set forth in this sentence), the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.
In addition, the Company agrees to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the

Exhibit 10.205

Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.
The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability which the Company may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, the Company hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Agent.
8.     Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
Each Agent reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You acknowledge that (i) each Agent may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with such Agent, any information related to the Transaction, the Parent, the Borrowers, the Company and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to Disqualified Institutions or other companies (other than your affiliates). You also acknowledge that no Agent has any obligation to use in connection with the Transaction, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by it from other companies.
You acknowledge that you have been advised of the role of Citi and/or its affiliates as financial advisors to you in connection with the Transaction and that, in such capacity, Citi are not advising you to enter this Commitment Letter or the Fee Letter or advising you with respect to any financing contemplated herein and therein. You acknowledge and agree that you (together with your legal and other advisors) are independently evaluating this Commitment Letter, the Fee Letter and any provision of financing contemplated herein and therein and are fully aware of any conflicts of interest which may exist as a result of Citi’s engagement hereunder and the engagement of Citi or any of its affiliates as financial advisor to you. You acknowledge and agree to such retentions, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of Citi or any of its affiliates as financial advisor to you in

Exhibit 10.205

connection with the Transaction and, on the other hand, Citi’s engagement hereunder or any arrangement, underwriting or provision by it of any financing in connection with the Transaction.
You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that no Agent nor any affiliate thereof has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and no Agent nor any affiliate thereof shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. Each Agent is serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. The Company further acknowledges and agrees that any review by the Agents of the Company, the Acquired Business, the Incremental Term Loan B Credit Facility, and other matters relating thereto will be performed solely for the benefit of the Agents and shall not be on behalf of the Company or any other person.
You further acknowledge that each of the Agents is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of the Agents and their affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Acquired Business or your subsidiaries may have commercial or other relationships. With

Exhibit 10.205

respect to any securities and/or financial instruments so held by any of the Agents or any of their affiliates or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
9.     Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the Fee Letter (including the “market flex” thereof) (subject to redactions satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any filing with the SEC in connection with the Transaction, (iii) you may disclose the Term Sheet and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Lux Borrower and the Incremental Term Loan B Credit Facility and (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Incremental Term Loan B Credit Facility or in any public release or filing relating to the Transaction.
The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter (and any other engagement letter between you and such persons) and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents

Exhibit 10.205

or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, the Company, the Acquired Business or any of their respective affiliates or any of their respective obligations, in each case who are instructed that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring 18 months after the date hereof, whichever occurs earlier.
10.    Assignments; Etc.
This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Lead Arranger (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Incremental Term Loan B Credit Facility on the Closing Date) in connection with any syndication, assignment or participation of the Incremental Term Loan B Credit Facility (including its commitments in respect thereof) until after the initial funding of the Incremental Term Loan B Credit Facility; provided, that this clause shall not apply to any assignment of commitments in respect of the Incremental Term Loan B Credit Facility by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC, (b) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s commitments in respect of the Incremental Term Loan B Credit Facility until the initial funding of the Incremental Term Loan B Credit Facility on the Closing Date; provided, that this clause shall not apply to any assignment of commitments in respect of the Incremental Term Loan B Credit Facility by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC, (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Loan B Credit Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Incremental Term Loan B Credit Facility has occurred and (d) no assignments shall be made to any Disqualified Institution. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and

Exhibit 10.205

any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate (other than any assignment of commitments in respect of the Incremental Term Loan B Credit Facility by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC) will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.
11.    Amendments; Governing Law; Etc.
This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Company, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations made by or with respect to the Acquired Business or any of their affiliates are accurate and whether as a result of any inaccuracy of any such representations a party to the Acquisition Agreement (or its applicable affiliates) has the right to terminate its (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of law.
12.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any

Exhibit 10.205

appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County; provided that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
13.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
14.    Surviving Provisions.
The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Incremental Term Loan B Credit Facility and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Incremental Term Loan B Credit Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate the Initial Lenders’ commitments with respect to the Incremental Term Loan B Credit Facility hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to the Initial Lenders.
15.    PATRIOT Act Notification.
Each Agent hereby notifies the Company that each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that

Exhibit 10.205

identifies the Parent, the Borrowers and any other obligor under the Incremental Term Loan B Credit Facility and any related Credit Documentation and other information that will allow such Lender to identify the Parent, the Borrowers and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.
16.    Termination and Acceptance.
Each Agent’s commitments with respect to the Incremental Term Loan B Credit Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 11:59 p.m., New York City time, on April 10, 2015 (such date, the “Termination Date”); provided, that to the extent the Outside Date (as defined in the Acquisition Agreement as in effect on October 8, 2014) has been extended pursuant to Section 7.1(b)(i) of the Acquisition Agreement as in effect on October 8, 2014 in accordance with the terms thereof, the Termination Date shall be extended to the earlier to occur of (a) the date that is three months after the date referred to in clause (i) above and (b) the Outside Date in the Acquisition Agreement as in effect on October 8, 2014 (as extended pursuant to such Section 7.1(b)(i)), unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions), or (iii) the consummation of the Acquisition without the use of the Incremental Term Loan B Credit Facility (such first date to occur, the “Expiration Date”).
Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Incremental Term Loan B Credit Facility is subject to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on October 31, 2014. The commitments of each Initial Lender hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

Exhibit 10.205

This Commitment Letter supersedes the Original Commitment Letter in full and, upon execution of this Commitment Letter, the Original Commitment Letter will no longer have any force or effect.
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Exhibit 10.205

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Stuart G. Dickson
Name: Stuart G. Dickson
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name: John Skrobe
Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Alexander Lanuza
Name: Alexander Lanuza
Title: Authorized Signatory

CREDIT SUISE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Remy Riester
Name: Remy Riester
Title: Authorized Signatory

Signature Page to Amended and Restated Project Avalon Commitment Letter (2014)

Exhibit 10.205

TD SECURITIES (USA) LLC

By:	/s/ Linda Lavin
Name: Linda Lavin
Title: Managing Director

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Robyn Zeller
Name: Robyn Zeller
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Manging Director
Head of Global Leveraged Finance

FIFTH THIRD BANK

By:	/s/ Derek D. Brust
Name: Derek D. Brust
Title: Managing Director

Signature Page to Amended and Restated Project Avalon Commitment Letter (2014)

Exhibit 10.205

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Signature Page to Amended and Restated Project Avalon Commitment Letter (2014)

Exhibit 10.205

Accepted and agreed to as of
the date first above written:

ENDO LIMITED
By:	/s/ Orla Dunlea
Name: Orla Dunlea Title: Director

Signature Page to Amended and Restated Project Avalon Commitment Letter (2014)

Exhibit 10.205

EXHIBIT A

Project Avalon
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the commitment letter to which this Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
Endo U.S. Inc., an indirect wholly-owned subsidiary of Endo Limited (the “Company”) intends to acquire, for consideration consisting of (x) shares of common stock of the Parent and (y) up to $845 million in cash (subject to adjustment as provided in the Acquisition Agreement), all of the capital stock of a company identified to us and code-named “Avalon” (“Target” and, together with its subsidiaries, the “Acquired Business”), by means of a transaction pursuant to which it would cause a newly formed entity, Avalon Merger Sub Inc., to merge with and into Target, with Target as the surviving entity, which acquisition shall result in Target becoming an indirect, wholly-owned subsidiary of the Parent (the “Acquisition”).
The sources of cash funds needed to effect the Acquisition and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) shall be provided through:
(i)    available cash on hand of the Parent and the Target; and
(ii)    third-party debt financing consisting of a senior secured incremental term loan B credit facility to be established under the Existing Credit Agreement (as defined in Exhibit B) and made available to the Borrowers (as defined in Exhibit B) (the “Incremental Term Loan B Credit Facility”) in an aggregate principal amount equal to $1.5 billion; provided, that at the Company’s option, in lieu of a portion of the Incremental Term Loan B Credit Facility, the Company may, prior to the commencement of the Bank Marketing Period, elect to issue unsecured senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement (in each case with customary registration rights) (such election, the “Senior Notes Election”); provided, further, that (a) the Commitment in respect of the Incremental Term Loan B Credit Facility shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of such Senior Notes actually issued in lieu of a portion thereof and (b) the Company shall have notified the Lead Arrangers in writing of such election (and the aggregate principal amount of the Senior Notes to be so issued) no later than the commencement of the Bank Marketing Period.
The date on which the Acquisition is consummated and the initial borrowings are made under the Incremental Term Loan B Credit Facility is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition, the arrangement, and the funding and subsequent syndication of the Incremental Term Loan B Credit Facility, are collectively referred to herein as the “Transaction”.

A-1

Exhibit 10.205

EXHIBIT B
Project Avalon
$1.5 billion Incremental Term Loan B Credit Facility
Summary of Principal Terms and Conditions

Parent:	Endo International, an Irish public company (the “Parent”).
Borrowers:
(A) Endo Luxembourg Finance Company I S.A.R.L., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Grand Duchy of Luxembourg (“Luxembourg”), as a wholly-owned indirect subsidiary of the Parent (the “Lux Borrower”) and (B) Endo LLC, a limited liability company organized under the laws of Delaware as a wholly-owned direct subsidiary of the Lux Borrower (the “U.S. Co-Borrower”), on a joint and several basis (the “Borrowers”).

Administrative Agent:	Same as the Existing Credit Agreement.
Lead Arrangers and Book-Running Managers:
Citi, RBC and GS will act as exclusive lead arrangers and book-running managers for the Incremental Term Loan B Credit Facility (as defined below), and will perform the duties customarily associated with such roles (each a “Lead Bank Arranger” and, collectively, the “Lead Bank Arrangers”).

Incremental Term Loan B Credit Facility:
1. Amount: Incremental term loan “B” facility in an aggregate principal amount of $1.5 billion (the “Incremental Term Loan B Credit Facility”) (provided that such amount shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of such Senior Notes actually issued in lieu of a portion thereof pursuant to the Senior Notes Election), which Incremental Term Loan B Credit Facility shall consist of Incremental Term Loan B Commitments (as defined in the Credit Agreement, dated as of February 28, 2014, among, inter alia, the Borrowers, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent (the “Existing Credit Agreement”)) established under and in accordance with Section 2.20 of the Existing Credit Agreement.
2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the Incremental Term Loan B Credit Facility (the “B Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized, together with the proceeds of the Senior Notes, if any, solely (i) to finance, in part, the Acquisition and to pay the Transaction Costs and (ii) to the extent any portion of the Incremental Term Loan B Credit Facility remains available following application of proceeds pursuant to preceding clause (i), for general corporate purposes.

Exhibit 10.205

4. Maturity: Same as maturity date applicable to the term loans already outstanding under the Existing Credit Agreement on the date hereof (the “B Term Loan Maturity Date”).
5. Amortization: Same as the Existing Credit Agreement.
6. Availability: B Term Loans may only be incurred on the Closing Date. No amount of B Term Loans once repaid may be reborrowed.
7. Issuance Price: 99.5%; provided that the discount to par reflected in the issuance price of B Term Loans may, at the election of the Lead Bank Arrangers, be taken in the form of an upfront fee paid on the Closing Date. All calculations of interest in respect of the B Term Loans will be calculated on the basis of their full stated principal amount.

Guaranties and Security:
Same as the Existing Credit Agreement. “Guaranties”, “Guarantors” and “Collateral” shall be as defined in the Existing Credit Agreement and include the equity and assets of the Company and its subsidiaries (including, for the avoidance of doubt, the Target and its material subsidiaries) required to be Collateral under the Existing Credit Agreement, with the Company and its subsidiaries (including, for the avoidance of doubt, the Target and its material subsidiaries) required to become Guarantors.

Documentation:
The definitive documentation governing the Incremental Term Loan B Credit Facility (the “Credit Documentation”) will be the Existing Credit Agreement and the Incremental Amendment (as defined in the Existing Credit Agreement) (the “Documentation Principles”). Notwithstanding the foregoing, the Credit Documentation will be subject only to the Funding Conditions.

Voluntary Prepayments:	Same as the Existing Credit Agreement; provided, that soft call protection consistent with the Existing Credit Agreement shall be applicable for six months from the Closing Date.
Mandatory Repayments and Commitment Reductions:	Same as the Existing Credit Agreement.

Exhibit 10.205

Interest Rates:
At the Borrowers’ option, (1) Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (or, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin.
“Applicable Margin” shall mean a percentage per annum equal to, in the case of (A) Base Rate Loans, 2.25%, and (B) LIBOR Loans, 3.25%.
“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent publicly announces from time to time as its prime lending rate in effect at its principal office in New York City, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.
“Base Rate Floor” shall mean 1.75% per annum.
“LIBOR Floor” shall mean 0.75% per annum.
Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under the Incremental Term Loan B Credit Facility, 12 months, shall be available in the case of LIBOR Loans.
Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Same as the Existing Credit Agreement.
Yield Protection:	Same as the Existing Credit Agreement.
Agent/ Lender Fees:	The Lead Bank Arrangers and the Lenders shall receive such fees as have been separately agreed upon.
Conditions Precedent:	Those conditions precedent set forth herein, in Section 5 of the Commitment Letter and on Exhibit C to the Commitment Letter.
Representations and Warranties:	Same as the Existing Credit Agreement.

Exhibit 10.205

Affirmative, Negative and Financial Covenants:	Same as the Existing Credit Agreement.
Unrestricted Subsidiaries:	Same as the Existing Credit Agreement.
Events of Default:	Same as the Existing Credit Agreement.
Assignments and Participations:	Same as the Existing Credit Agreement (other than Disqualified Institutions).
Waivers and Amendments:	Same as the Existing Credit Agreement.
Defaulting Lenders:	Same as the Existing Credit Agreement.
Indemnification; Expenses:	Same as the Existing Credit Agreement.
Governing Law and Forum; Submission to Exclusive Jurisdiction:	Same as the Existing Credit Agreement (New York).
Counsel to Administrative Agent and Lead Bank Arrangers:	Latham & Watkins LLP.

Exhibit 10.205

EXHIBIT C
Project Avalon
Conditions Precedent
Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the other Exhibits attached to the commitment letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.
The initial borrowing under the Incremental Term Loan B Credit Facility shall be subject solely to the conditions set forth in Section 5 of the Commitment Letter and the following conditions precedent:
1.     The Agents’ commitments under the Incremental Term Loan B Credit Facility will be subject to the execution and delivery by the Borrowers of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheet, in each case prepared by counsel to the respective Agents.
2.     The definitive Agreement and Plan of Merger, dated October 8, 2014, relating to the Acquisition (including, but not limited to, all schedules and exhibits thereto) (collectively, as altered, amended or otherwise changed or supplemented in accordance with the terms hereof, the “Acquisition Agreement”) shall be in full force and effect. Substantially concurrently with the initial funding under the Incremental Term Loan B Credit Facility and the issuance of the Senior Notes, if any, the Acquisition shall have been consummated in accordance with the terms and conditions of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived by Parent or any of its affiliates, and neither the Parent nor any affiliate thereof shall have consented to any action which would require the consent of the Parent or such affiliate under the Acquisition Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any alteration, supplement, amendment, modification, waiver or consent that (a) decreases the purchase price in respect of the Acquisition by 10% or more other than purchase price adjustments pursuant to the express terms of the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders in a material respect, or (b) any increase in the purchase price in respect of the Acquisition shall not be deemed to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by the Parent of common equity.

Exhibit 10.205

3.     All existing indebtedness for borrowed money of the Target and its subsidiaries shall have been repaid in full and any liens in connection therewith shall have been terminated other than indebtedness permitted under the Acquisition Agreement.

4.    The Guaranties and Security Agreements required by the Term Sheet shall be in full force and effect and, with respect to the assets of the Acquired Business, subject to the Funds Certain Provisions, the Lenders shall have a first priority perfected security interest in all assets of the Borrowers and the Guarantors as, and to the extent, required by the Term Sheet.
5.     The Lenders shall have received (1) customary legal opinions from counsel (including, without limitation, New York, Luxembourg and Irish counsel) in form, scope and substance reasonably acceptable to the Agents, (2) a solvency certificate from the chief financial officer of the Company in the form attached as Annex D-I hereto, and (3) other customary closing and corporate documents, resolutions, certificates, lien searches and borrowing notices, in each case consistent with the Documentation Principles.
6.     The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Company and the Target for the most recent three fiscal years ended, in each case, at least 75 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Company and the Target for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (other than the fiscal quarter ended December 31, 2014) and (3) pro forma financial information consistent with that which would customarily be included in a confidential information memorandum for senior secured credit facilities. The Lead Arrangers hereby acknowledge receipt of (i) the audited financial statements referred to in clause (1) above of each of the Company and the Acquired Business as of, and for the years ended, December 31, 2011, 2012 and 2013 and (ii) the unaudited financial statements of each of the Company and the Acquired Business referred to in clause (2) above as of, and for the periods ended, March 31, 2014 and June 30, 2014.
7.     The Lead Bank Arrangers shall have had a period of not less than 15 consecutive business days (the “Bank Marketing Period”) after receipt of information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured term loan financings (collectively, the “Required Bank Information”) (it being understood and agreed that such information shall not include any information customarily provided by an investment bank in the preparation of such a confidential information memorandum) to market and syndicate the Incremental Term Loan B Credit Facility (provided that (i) the days from and including November 26, 2014 to and including November 28, 2014 shall not be included in determining such 15 consecutive business day period and if such consecutive 15 business day period has not ended prior to December 19, 2014, then it will not commence until January 5, 2015 and (ii) the Bank Marketing Period shall commence no later than the date that is 15 consecutive business days (the “Marketing Commencement Date”) prior to the date that is six months

Exhibit 10.205

following the date of the Original Commitment Letter; provided, further, that in the case of this clause (ii), if the Marketing Period has not commenced by the Marketing Commencement Date because Required Information that is Compliant (each as defined in the Acquisition Agreement) has not been delivered by Auxilium, the Bank Marketing Period shall not be required to commence for purposes of this clause (ii) until such time as Required Information this is Compliant has been delivered by Auxilium). If you shall in good faith reasonably believe that you have delivered the Required Bank Information, you may deliver to the Lead Bank Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Bank Information on the date such notice is received and the Bank Marketing Period shall be deemed to have commenced on the date such notice is received, unless the Lead Bank Arrangers in good faith reasonably believe that you have not completed delivery of such Required Bank Information and, within three business days after its receipt of such notice from you, the Lead Bank Arrangers deliver a written notice to you to that effect (stating with specificity what Required Information you have not delivered).
8.    To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent and the Lenders shall have been paid to the extent due on the Closing Date.
9.    The Lead Arrangers, on behalf of the Agents, shall have received a copy of a letter appointing a process agent reasonably acceptable to the Lead Arrangers as process agent for each of the Parent, the Company, Endo Luxembourg Holding Company S.A.R.L., a société à responsabilité limitée (private limited liability company) incorporated under the laws of Luxembourg as a wholly-owned indirect subsidiary of the Company (“Lux Holdco”) and the Lux Borrower in form and substance satisfactory to the Lead Arrangers.
10.    The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested in writing at least 10 days prior to the Closing Date.
11.    The Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects other than where such representations are already qualified by materiality, in which case they shall be true and correct.

Exhibit 10.205

ANNEX D-I
ENDO LIMITED
33 Fitzwilliam Square
Dublin 2 Ireland
(the “Company”)
SOLVENCY CERTIFICATE
[DATE]
This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [___] of the Credit Agreement, dated as of _________ ___, ____, among [__________] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
I, [                      ], [manager/director] of the Company (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):
1.    The fair value of the property and assets of the Company and its Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise.
2.    The present fair saleable value of the property and assets of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.
3.    The Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
4.    The Company and its Subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).
5.    The Company and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

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Exhibit 10.205

6.    In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [   ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and business of the Company and its Subsidiaries.
7.    The Lux Borrower and the Lux Holdco are not subject to nor, as applicable, do they meet or threaten to meet the criteria of bankruptcy (faillite), suspension of payments (sursis de paiement), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Council Regulation 1346/2000/EC of 29 May 2000 on insolvency proceedings.
8.    No corporate action, legal proceedings or other procedure or step has been taken by the Lux Borrower or the Lux Holdco nor has been notified to either of them in relation to bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Council Regulation 1346/2000/EC of 29 May 2000 on insolvency proceedings.
9.    The Lux Borrower and the Lux Holdco are not, on the date hereof and will not, as a result of the execution of the Loan Documents to which they are a party, respectively, be in a state of cessation of payments (cessation de payments) and lose its respective creditworthiness (ébranlement de crédit).
10.    No application has been made by the Lux Borrower or the Lux Holdco for a voluntary or judicial winding-up or liquidation.
11.    For purposes of this certificate, the terms below shall have the following definitions:

(a)	“fair value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Company, each Borrower and their respective Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“present fair salable value”

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Exhibit 10.205

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company, each Borrower and their respective Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“stated liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company, each Borrower and their respective Subsidiaries taken as a whole, determined in accordance with GAAP consistently applied.

(d)	“contingent liabilities”
The estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company, each Borrower and their respective Subsidiaries taken as a whole (but exclusive of such contingent liabilities to the extent reflected in stated liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company and each Borrower.

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Exhibit 10.205

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

ENDO LIMITED

By:

Name:
Title: